FOR IMMEDIATE RELEASE

JMG Exploration Inc. Announces Settlement of Defaulted Loan to Newco Group Ltd.

Pasadena, California – November 11, 2009 – JMG Exploration, Inc., (“JMG” or the “Company”) (OTC:JMGEE) announced that it entered into a Settlement Agreement between Newco Group Ltd. (“Newco”), and Iris Computers Ltd. (Iris) in regards to a defaulted $3 million loan to Newco. The Settlement Agreement provides that all rights, claims and demands of all parties are settled in full upon JMG’s surrender of 1,427,665 shares of Iris held as collateral for the loan and JMG’s receipt of $1,900,000. Payment to JMG is to occur within one week of receiving statutory approvals required by Indian laws or  December 1, 2009, whichever is later. JMG will record a gain on settlement of $750,000 in the 4 th quarter of 2009.

JMG also announced that Reg Greenslade has resigned as Chairman and will no longer serve as a director. Mr. Joseph Skeehan will replace Mr. Greenslade as Chairman. Tom Jacobsen was also appointed President of JMG Canada Limited and effective December 15, 2009, Justin Yorke will replace Mr. Skeehan as Chief Executive and Financial Officer.

About JMG:  JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The following factor, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the results of JMG’s review of the impact of the corrected calculation of depreciation, depletion and amortization and other factors described in JMG’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site ( http://www.sec.gov).  JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

For further information contact:

JMG Exploration, Inc. or

Joe Skeehan, President and CEO

(626) 585-9555

Justin  Yorke, Director

(626) 310-0482